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                                                                   Exhibit 23.2

     CONSENT OF KUPFERBERG, GOLDBERG & NEIMARK, LLC, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Supplemental Consolidated Financial Information" and "Experts" and to the use of our report dated February 24, 1998 in the Registration Statement on Form S-3 and related Prospectus of Staples, Inc. for the registration of 15,982,700 shares of its common stock and to incorporation by reference therein of our report dated February 24, 1998 with respect to the consolidated financial statements of Quill Corporation and Subsidiary as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Current Report on Form 8-K dated July 1, 1998, of Staples, Inc., filed with the Securities and Exchange Commission.

/s/ Kupferberg, Goldberg & Neimark, LLC

July 8, 1998
Chicago, Illinois